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                                                                   Exhibit 99.1


                                                       AMENDMENT TO THE OFFER

[ZIMMER LOGO]

ZIMMER HOLDINGS, INC.

Wilmington, Deleware, U.S.A.

PUBLIC EXCHANGE AND CASH OFFER FOR ALL OUTSTANDING BEARER SHARES OF

INCENTIVE CAPITAL AG, ZUG, SWITZERLAND HAVING A NOMINAL VALUE OF CHF

20 PER SHARE


On June 19, 2003, Zimmer Holdings, Inc., Wilmington, Delaware, U.S.A. ("Zimmer"), commenced a public exchange and cash offer for all outstanding bearer shares of InCentive Capital AG, Zug, Switzerland ("InCentive"), having a nominal value of CHF 20.00 per share (the "Offer"), and published a summary of the Swiss offer prospectus relating to the Offer in the media (the "Summary").

On July 2, 2003, the Swiss Takeover Board issued its recommendation in respect of the Offer (the "Recommendation") requesting, among other things, that Zimmer publish and communicate to the recipients of the Offer the amended wording of the addend B and the conditions described below. The Swiss Federal Banking Commission, in its order dated August 15, 2003 (the "Order"), affirmed and, in part, clarified the Recommendation. The entire text of the Recommendation and the Order may be obtained from the websites of the Swiss Takeover Board at www.takeover.ch and the Swiss Federal Banking Commission at www.ebk.ch, respectively.

Addend B of the Price Calculation Formula

The addend B of the price calculation formula of the Offer (Sections 1.1.1 and 2.3.1 of the Summary and Section 2.3.1 and front page Section entitled "Exchange Ratio and Offered Cash" of the Swiss offer prospectus) reads as follows:

"B = the adjusted net asset value (positive or negative) of InCentive (the
     "Adjusted NAV") calculated as at the last day of the Offer Period but excluding the Centerpulse Holding and attributing no value to any InCentive Shares held by InCentive or its subsidiaries (the "Treasury Shares"), as confirmed by InCentive's auditors;"

Condition (c) of the Offer ("Assets and Liabilities Condition")

Condition (c) of the Offer (Section 2.5 of the Summary and the Swiss offer prospectus, respectively), the "Assets and Liabilities Condition", reads as follows:

"(c) At the expiration of the Offer Period, InCentive (i) shall only have assets consisting solely of 2,237,577 Centerpulse Shares and cash and
         (ii) shall have no material liabilities (contingent or otherwise), as defined in accordance with International Accounting Standards (IAS) and as determined in the opinion of the review body PricewaterhouseCoopers Ltd, other than liabilities the amount of which, as determined in the opinion of the Review Body, are taken into account in the calculation of Adjusted NAV."


Condition (g) of the Offer ("Non-Disposal of Centerpulse Registered Shares Condition")

Condition (g) of the Offer (Section 2.5 of the Summary), the "Non-Disposal of Centerpulse Registered Shares Condition", reads as follows:

"(g) InCentive or any of its subsidiaries not having disposed, or agreed to dispose (including acceptance of any offer), of any Centerpulse Shares held by it or its subsidiaries and not having become obliged to do so, except for any such transfer within the InCentive group."

This amendment to the Offer also may be obtained, free of charge, from Credit Suisse First Boston, Zurich, Switzerland (telephone: +41 1 333 43 85, fax: +41 1 333 23 88, e-mail: equity.prospectus@csfb.com).

                          --------------------------

This publication is made pursuant to Section 4.5 and the order number 5 of the Order. However, Zimmer reserves all rights as the addressee of the Order, including the right to appeal to the Federal Supreme Court.


Zurich, August 22, 2003

                           CREDIT SUISSE FIRST BOSTON



                             Swiss Security      ISIN          Bloomberg    Telekurs Ticker
                                 Number                                        Symbol
InCentive Share
  not tendered for exchange     286 089       CH 000 286089 5    INC SW         INC
  (1st line)
  tendered for exchange to    1 622 169       CH 001 622169 6    INCE SW        INCE
  Zimmer (2nd line)
Zimmer Common Stock           1 262 932       US 989 56P102 1    ZMH US         ZMH


Statements Regarding this Announcement and Zimmer's Exchange Offers

United States of America

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities. Any exchange offer has been and will be made only through a registration statement and related materials. Zimmer and its directors, officers and other members of its management and employees also are soliciting proxies from Zimmer stockholders in connection with the exchange offers for shares of Centerpulse AG and InCentive. Investors and security holders should note that such exchange offers have not been agreed to by Centerpulse AG or InCentive and are subject to certain conditions. In connection with Zimmer's exchange offers, Zimmer has filed registration statements on Form S-4 (each containing a U.S. prospectus) and a proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission and has submitted Swiss offer prospectuses to the Swiss Takeover Board. Investors and security holders of Centerpulse AG, InCentive and Zimmer are advised to read these disclosure materials (including other disclosure materials when they become available), because these materials contain important information. Investors and security holders may obtain a free copy of the disclosure materials and other documents filed by Zimmer with the U.S. Securities and Exchange Commission at the SEC's website at www.sec.gov. The disclosure materials and other documents of Zimmer and the Swiss offer prospectuses in German, French or English, which include as an exhibit the U.S. prospectus, can be ordered free of charge from Credit Suisse First Boston, Zurich (phone: +41 1 333 43 85, fax: +41 1 333 23 88, e-mail: equity.prospectus@csfb.com).

United Kingdom Restriction on Distribution of this Document

The shares of Zimmer common stock offered in its exchange offers may not be offered or sold in the United Kingdom, by means of Zimmer's offer documents or any other document, other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995.

Zimmer's offer documents relating to Zimmer's exchange offer for InCentive are important and require your immediate attention. If you are in any doubt about the action you should take, you are recommended immediately to seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorized under the Financial Services & Markets Act 2000 if you are resident in the United Kingdom or, if not, another appropriately authorized independent financial adviser.

Sales Restrictions in Certain Countries and Jurisdictions

The distribution of Zimmer's offer documents and the making of its exchange offers may, in certain jurisdictions, be restricted by law. Zimmer's exchange offers are not being made, directly or indirectly, in or into, and will not be capable of acceptance from or within, any jurisdiction in which the making of such exchange offers or the acceptance thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of Zimmer's offer documents should inform themselves of and observe any of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any of these jurisdictions. Zimmer does not assume any responsibility for any violation by any person of any of these restrictions. Zimmer is not making any exchange offers in or into -- and Zimmer's exchange offers may not be accepted in or from -- Australia, Canada or Japan.